Exhibit 3.38

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
THE SPAN OF TIME, INC.
UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

*****

WE, THE UNDERSIGNED, C. Carter Smith, Jr. and Curtis C. Messenger, being respectively, the Executive Vice President and Secretary of The Span of Time, Inc., DO HEREBY CERTIFY:

The name under which the corporation was formed is The Span of Time, Inc.

The certificate of incorporation of said corporation was filed by the Department of State on the 14the day of July 1965.

(a)           The certificate of incorporation is amended to change the corporate name of the corporation to Time-Life Book Program Inc.

(b)           To effect the foregoing, Article FIRST relating to the corporate name of the corporation is amended to read as follows:

“The name of the corporation (hereinafter called the Corporation) is TIME-LIFE BOOK PROGRAM INC.”

The amendment was authorized by the unanimous written consent of all the shareholders.

IN WITNESS WHEREOF, we have signed this certificate on the 21st day of November 1967, and we affirm the statements contained therein as true under penalties of perjury.

/s/ C. Carter Smith, Jr.
C. Carter Smith, Jr.
Executive Vice President

/s/ Curtis C. Messinger
Curtis C. Messinger
Secretary

VERIFICATION

STATE OF NEW YORK,	)
) ss.:
COUNTY OF NEW YORK,	)

C. CARTER SMITH, JR. and CURTIS C. MESSENGER, being first duly sworn, depose and say that they are the Executive Vice President and Secretary, respectively, of THE SPAN OF TIME, INC.; that they have read the foregoing certificate and know the contents thereof and that the statements contained therein are true.

/s/ C. Carter Smith, Jr.
C. Carter Smith, Jr.

/s/ Curtis C. Messinger
Curtis C. Messinger

Sworn to before me on	)
)
21st day of November 1967)

/s/ Ethel E. Seel
Notary Public

[Notary Seal]